Exhibit 10.02
AIRCRAFT TIME-SHARING AGREEMENT
THIS AIRCRAFT TIME-SHARING AGREEMENT is made and entered into this 15th day of December, 2005, by and between STEELCASE INC., a corporation organized and existing under the laws of the State of Michigan (TIMESHARER), and JAMES P. HACKETT, an individual residing in Grand Rapids, Michigan (TIMESHAREE).
WITNESSETH:
WHEREAS, TIMESHARER is the owner and operator of one FALCON 2000EX aircraft bearing Federal Aviation Administration (FAA) Registration No. N376SC and Manufacturer’s Serial No. 057 (the Aircraft); and
WHEREAS, TIMESHAREE desires to use the Aircraft; and
WHEREAS, TIMESHARER desires to make the Aircraft available to TIMESHAREE for the above operations on a time-sharing basis as permitted under Section 91.501 of the Federal Aviation Regulations (FARs).
NOW THEREFORE, in consideration of the mutual covenants herein set forth, the parties agree as follows:
     1. Provision of Aircraft and Crew.
          (a) TIMESHARER agrees to provide the Aircraft to TIMESHAREE on a time-sharing basis in accordance with Sections 91.501(b)(6), 91.501(c)(1) and 91.501(d) of the FARs from time to time. TIMESHARER shall make the Aircraft available for TIMESHAREE’S use in an airworthy condition.
          (b) TIMESHARER shall employ, pay for, and provide a flight crew for all flight operations under this Agreement. All flight crew shall be fully licensed and qualified to fly the Aircraft under FAR Part 91.
     2. Reimbursement of Expenses. For each flight conducted under this Agreement, TIMESHAREE shall pay to TIMESHARER the operating expenses for such flight to the extent permitted by FAR § 91.501(d), as it may be amended from time to time. Currently, Section 91.501(d) permits TIMESHARER to charge for the following expenses:
(a)	fuel, oil, lubricants, and other additives for each flight hour, which shall be measured from engine startup to engine shutdown;

(b)	travel expenses of the crew, including food, lodging, and ground transportation;

(c)	hangar and tie-down costs away from the Aircraft’s base of operation;

(d)	insurance obtained for the specific flight;

(e)	landing fees, airport taxes, and similar assessments;

(f)	customs, foreign permit, and similar fees directly related to the flight;

(g)	in-flight food and beverages;

(h)	passenger ground transportation;

(i)	flight planning and weather contract services; and

(j)	an additional charge equal to one hundred percent (100%) of the expenses listed in subparagraph (a) above (i.e., fuel, oil, lubricants, and other additives).
     3. Invoicing and Payment. Before the flight, TIMESHARER shall provide to TIMESHAREE an estimated invoice for each flight, reflecting the anticipated expenses specified in Paragraph 2 of this Agreement and any applicable domestic or international air transportation excise taxes. TIMESHAREE shall pay TIMESHARER the full amount of such invoice prior to departure. Within thirty (30) days after completion of the flight, TIMESHARER shall reconcile the expenses on the estimated invoice with the actual expenses specified in Paragraph 2 and shall issue a supplemental invoice for any difference, which TIMESHAREE shall pay within thirty (30) days. Overpayments shall be refunded to TIMESHAREE within thirty (30) days after reconciliation. All invoices shall itemize the expenses listed in Paragraph 2(a) through (j) separately. Delinquent payments shall bear interest at the rate of ten percent (10%) per annum.
     4. Flight Requests. TIMESHAREE shall provide TIMESHARER with flight requests and proposed flight schedules as far in advance as possible. The parties agree that the flight schedule for TIMESHAREE shall remain confidential, except to the extent required to comply with applicable law. Flight requests shall be in a form, whether oral or written, mutually convenient to and agreed upon by the parties. TIMESHAREE shall provide the following information for each proposed flight:
(a)	departure point;

(b)	destination;

(c)	date and time of flight;

(d)	number and identity of anticipated passengers;

(e)	nature and extent of luggage and/or cargo to be carried;

(f)	date and time of return flight, if any; and

(g)	any other information concerning the proposed flight that may be pertinent to or reasonably required by TIMESHARER or its flight crew.
     5. Aircraft Scheduling. TIMESHARER shall have final authority over all scheduling of the Aircraft, provided, however, that TIMESHARER shall use commercially reasonable efforts to accommodate TIMESHAREE’s requests.
     6. Aircraft Maintenance. TIMESHARER shall be solely responsible for securing scheduled and unscheduled maintenance, preventive maintenance, and required or otherwise necessary inspections of the Aircraft. Performance of maintenance, preventive maintenance, or inspection shall not be delayed or postponed due to any scheduled operation of the Aircraft unless the pilot-in-command determines, in his sole discretion, that such maintenance or inspection can safely be postponed.
     7. Operational Authority and Control. The parties acknowledge that TIMESHAREE is relying on the experience and expertise of TIMESHARER and the flight crew supplied by TIMESHARER in matters of flight planning, command, control, and safety of flight. TIMESHARER shall be responsible for the physical and technical operation of the Aircraft and the safe performance of all flights and shall retain full authority and control, including exclusive operational control, and possession of the Aircraft at all times during the term of this Agreement. The pilot-in-command shall have absolute discretion in all matters concerning the preparation of the Aircraft for flight and the flight itself, the load carried and its distribution, the decision whether or not to undertake a flight, the route to be flown, the place where landings shall be made, and all other matters relating to operation of the Aircraft. TIMESHAREE specifically agrees that the flight crew shall have final and complete authority to delay or cancel any flight for any reason or condition that, in the sole discretion of the pilot-in-command, could compromise the safety of the flight or to take any other action required by safety considerations. No such action shall create or support any liability to TIMESHAREE or any other person for loss, injury, damages, or delay. The parties further agree that TIMESHARER shall not be liable for delay or failure to furnish the Aircraft and crew pursuant to this Agreement where such failure is caused by government regulation or authority, mechanical difficulty or breakdown, war, civil commotion, strikes or labor disputes, weather conditions, acts of God or other circumstances beyond TIMESHARER’s reasonable control.
     8. Liability and Indemnification.
(a) TIMESHARER shall be liable to TIMESHAREE for any liabilities, damages, claims, or losses arising from or relating to the operation of the Aircraft.
(b) TIMESHARER covenants and agrees to defend at its own cost, and to indemnify and hold harmless, TIMESHAREE, his representatives, agents, successors, and assigns from and against any and all liabilities (statutory or otherwise), damages, claims, or losses, including but not limited to reasonable attorney’s fees and disbursements, incurred in defending any action or proceeding to which he or they may become subject by reason of:
(i) injury to, or death of, any person or persons (including without limitation agents, representatives, guests or invitees of the TIMESHAREE); or
(ii) damage to any property (including any loss of use thereof) or otherwise arising from or in connection with any default by TIMESHARER in the performance of its obligations under this Agreement, or from any act, omission, or negligence of TIMESHARER, its successors, assigns, managers, directors, officers (other than TIMESHAREE), partners, employees, contractors, agents, or representatives. However, TIMESHARER shall not be liable to TIMESHAREE under this paragraph to the extent that the liability, damage, claim, or loss relates to or arises from TIMESHAREE’s negligence or willful misconduct.
(c) Neither party shall be entitled to consequential, incidental, or punitive damages for breach of this Agreement. This paragraph 8 shall survive the termination of this Agreement.
     9. Insurance.
     (a) TIMESHARER shall maintain or cause to be maintained in full force and effect, throughout the term of this Agreement, aircraft hull insurance in the amount of the fair market value of the Aircraft, and liability insurance for bodily injury to or death of persons (including passengers) and property damage. TIMESHARER shall also carry all required worker’s compensation insurance. The required Aircraft insurance shall:
(i)	have a combined single limit of not less than two hundred million U.S. Dollars (US$200.000.000) for any one accident/occurrence in respect of the Aircraft for all risks;

(ii)	not include the exclusion for War and Allied Perils (Clause AVN 48B) (or if such exclusion is included, TIMESHARER shall buy back such exclusion to the extent such exclusion can be bought back on commercially reasonable terms based on the then-current insurance marketplace);

(iii)	name TIMESHAREE as an additional insured;

(iv)	be primary and operate in all respects as if a separate policy had been issued covering each party insured (“cross-liability”);

(v)	contain a waiver of subrogation in favor of TIMESHAREE for hull only;

(vi)	require 30-day advance notice to TIMESHAREE of a material change, cancellation, or non-renewal (7 days in the case of war risk and allied perils coverage); and

(vii)	require the insurer to defend TIMESHAREE to the same extent as it requires the insurer to defend TIMESHARER.
     (b) TIMESHARER shall furnish TIMESHAREE upon demand a certificate of insurance reflecting the agreed coverages, but TIMESHAREE shall be under no obligation to so demand or to review any such certificate.
     (c) Except as provided in Paragraph 2(d), TIMESHAREE shall not be liable for any premium or deductible in respect of such insurance. The insurer shall waive any right of set-off or counterclaim against TIMESHAREE.

     (d) TIMESHARER may not offset against any amounts otherwise due to TIMESHAREE under this Agreement any deductibles that may apply under the policy of insurance.
     10. Warranties. TIMESHAREE warrants that:
(a) he will use the Aircraft under this Agreement for his personal use only, including the carriage of his guests and will not use the Aircraft for purposes of providing transportation of passengers or cargo in air commerce for compensation or hire as an air carrier or commercial operator;
(b) he will not permit any lien, security interest, or other charge or encumbrance to attach against the Aircraft as a result of his actions or inactions and shall not convey, mortgage, assign, lease, or in any way alienate the Aircraft or TIMESHARER’s rights hereunder; and
(c) during the term of this Agreement, he will abide by and conform to all laws, orders, rules, and regulations as may be in effect from time to time, and that relate in any way to the operation or use of the Aircraft under a time-sharing arrangement.
     11. Base of Operations. For purposes of this Agreement, the base of operation of the Aircraft is Gerald R. Ford International Airport; Grand Rapids, Michigan. TIMESHARER may change such base permanently upon notice to TIMESHAREE.
     12. Notices. To be effective, any notice given hereunder must be in writing. A notice shall be deemed to be given: (i) upon delivery if personally delivered or sent by nationally recognized overnight delivery courier (such as Federal Express); or (iii) upon actual receipt when sent by fax. Notices are to be delivered at the following addresses:
If to TIMESHARER:
STEELCASE INC.
Corporate Aviation
5446 44th St.
Grand Rapids, MI 49508
Phone: 616-956-1700
Copy: Legal Services
P.O. Box 1967
Grand Rapids, MI 49501
Phone: 616-247-3385
If to TIMESHAREE:
James P. Hackett

1547 Briarcliff
Grand Rapids, MI 49546
     Addresses may be changed by written notice.
     13. Further Acts. Each party shall, upon the written request of the other party, perform such other and further acts and execute such other and further instruments as may be required by law or may be reasonably necessary to: (i) carry out the intent and purpose of this Agreement; and (ii) establish, maintain, and protect the respective rights and remedies of either party.
     14. Successors and Assigns. Neither party shall assign this Agreement or its interest herein without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties, their heirs, representatives, and successors.
     15. Term. This Agreement shall commence upon execution. Either party may terminate this Agreement for any reason upon written notice to the other, such termination to become effective ten (10) days from the date of the notice; provided that either party may terminate this Agreement on shorter notice if required to comply with law, regulations, or insurance requirements.
     16. Governing Law. The laws of the State of Michigan shall govern this Agreement without regard to any conflicts of law provisions or principles to the contrary. The parties consent and agree to the nonexclusive jurisdiction and to the venue of any state or federal court in Michigan and hereby waive any objection to any such proceedings based on improper venue or forum non conveniens. The parties further consent and agree to the exercise of such personal jurisdiction over them by such courts with respect to any such proceedings, waive any objection to the assertion or exercise of such jurisdiction, and consent to process being served in any such proceedings in the manner provided for the giving of notices in Paragraph 12.
     17. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining provisions shall not be affected or impaired.
     18. Amendment or Modification. This Agreement constitutes the entire agreement between the parties with respect to its subject matter. It is not intended to confer upon any person or entity any rights or remedies not expressly granted herein. This Agreement may be amended or supplemented only by a writing signed by the party against whom such amendment or supplement is sought to be enforced.
     19. TRUTH IN LEASING. THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER FAR PART 91 FOR THE TWELVE-MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT.

THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER PART 91 FOR OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT. THROUGHOUT THE DURATION OF THIS AGREEMENT, TIMESHARER IS CONSIDERED RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT IDENTIFIED AND OPERATED UNDER THIS AGREEMENT.
AN EXPLANATION OF THE FACTORS BEARING ON OPERATIONAL CONTROL AND THE PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FLIGHT STANDARDS DISTRICT OFFICE.
THE UNDERSIGNED TIMESHARER CERTIFIES THAT IT IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT AND THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written. The persons signing below warrant their authority to sign.

TIMESHARER STEELCASE INC.		TIMESHAREE JAMES P. HACKETT

By:	/s/ Gary P. Malburg	/s/ James P. Hackett

Title: VP Finance & Treasurer